UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTHWEST OIL & GAS TRADING COMPANY, INC.
(Name of registrant as specified in its charter)

Nevada	1381	82-3552932
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4650 Wedekind Road, #2 Sparks, Nevada 89431
(775) 882-7549
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Resident Agency National
4650 Wedekind Road, #2
Sparks, Nevada 89431
(775) 882-7549

With a copy to:
O’Neal Law Office
c/o William O’Neal, Esq.
2868 N. Crestwood Ct.
Florence, AZ 85132
(480) 510-4253
bdoneal59@gmail.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1) ($)	Proposed Maximum Aggregate Offering Price(1) ($)	Amount of Registration Fee ($)
Selling Shareholders	390,000	$0.20	$78,000	$9.45

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The Registrant may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED ___________, 2019

PRELIMINARY PROSPECTUS

NORTHWEST OIL & GAS TRADING COMPANY, INC.
390,000 SHARES OF COMMON STOCK
OFFERING PRICE $0.20 PER SHARE

This prospectus relates to the offering (the Offering”) of 390,000 shares of our common stock by our Selling Shareholders at a fixed offering price of $0.20 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses incurred in this Offering (other than transfer taxes), and the Selling Shareholders will receive all of the net proceeds from this Offering.

AN INVESTMENT IN OUR SECURITIES IS SPECULATIVE. INVESTORS SHOULD BE ABLE TO AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 9 BEFORE INVESTING IN OUR COMMON STOCK.

Prior to this Offering, there has been no public market for our common stock and we have not applied for the listing or quotation of our common stock on any public market. We have arbitrarily determined the offering price of $0.20 per share in relation to this Offering. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTC Bulletin Board. We may never be approved for trading on any exchange. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our shares will develop or will be sustained if developed.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

The Company is an emerging growth company under the Jumpstart Our Business Startups Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______, 2019

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

This Prospectus and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 9 of this Prospectus and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section beginning on page 34 of this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on page 9, and the consolidated financial statements, before making an investment decision.

Corporate Background and Business Overview

Northwest Oil & Gas Trading Company, Inc. (“NWOG”, the “Company” “we” or “us”) is a development stage company. We were incorporated under the laws of the state of Nevada on April 7, 2017. We are in the business of oil exploration. On December 21, 2017, we formalized an agreement whereby we were assigned partial interest in two operating oil and gas leases in Warren County, Kentucky. Two additional leases were assigned to us on April 24, 2018. Our fiscal year end is May 31.

Our business offices are currently located at 4650 Wedekind Road, #2, Sparks, Nevada 89431. Our telephone number is (775) 882-7549.

We have two (2) executive officers, Joachim Haas, our Chief Executive Officer and President, and Thomas Hoeder, our Chief Financial Officer. Our two (2) Directors are Joachim Haas and Michael Ende.

We are a development stage company that has generated no revenues and has had limited operations to date. At August 31, 2018, the Company had not yet recorded any revenues, has a working capital deficit of $309,752, and has an accumulated deficit of $50,817. As of August 31, 2018, we had $3,185 in current assets and current liabilities of $312,937. Through August 31, 2018, we have issued an aggregate of 21,410,000 shares of our common stock since our inception. We issued 21,000,000 shares of our common stock to three (3) founding shareholders for services in connection with the formation and organization of the Company. We issued a total of 410,000 shares of our common stock to forty-one (41) separate foreign shareholders on March 31, 2017, pursuant to a private placement of our common stock exempt from registration under Regulation S of the Securities Act of 1933, for total proceeds of approximately $4,100. Except for acquisition of the four (4) leases described above, since our inception we have not made any significant purchase or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations.

Due to the uncertainty of our ability to meet our current operating and capital expenses, our independent auditors have included a going concern opinion in their report on our audited financial statements for the period August 31, 2018. The notes to our financial statements contain additional disclosure describing the circumstances leading to the issuance of a going concern opinion by our auditors.

Implications of Being an Emerging Growth Company

As a company with less than $1 billion in revenue in our last fiscal year, we are defined as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act.  We will retain “emerging growth company” status until the earliest of:

●	The last day of the fiscal year during which our annual revenues are equal to or exceed $1 billion;

●
The last day of the fiscal year following the fifth anniversary of our first sale of common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act;

●	The date on which we have issued more than $1 billion in nonconvertible debt in a previous three-year period; or

●
The date on which we qualify as a large accelerated filer under Rule 12b-2 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i.e., an issuer with a public float of $700 million that has been filing reports with the U.S. Securities and Exchange Commission (“SEC”) under the Exchange Act for at least 12 months).

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to SEC reporting companies.  For so long as we remain an emerging growth company we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Wall Street Reform and Consumer Protection Act of 2002;

●
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder non-binding advisory votes;

●	submit for stockholder approval golden parachute payments not previously approved;

●	disclose certain executive compensation related items, as we will be subject to the scaled disclosure requirements of a smaller reporting company with respect to executive compensation disclosure; and

●
present more than two years of audited financial statements and two years of selected financial data in this registration statement and future filings, instead of the customary three years for audited financial statements and five years for selected financial data.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates.  Section 107 of the JOBS Act provides that our decision to opt into the extended transition period for complying with new or revised accounting standards is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, is below $75 million, we are also a “smaller reporting company” as defined under the Exchange Act.  Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act.  As a smaller reporting company we are not required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

●
present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K and present any selected financial data in such registration statements and annual reports.

Summary of the Offering

Shares of common stock being offered by the Registrant:	390,000 shares (the “Maximum Offering”) of the Selling Shareholder’s common stock.

Offering price:	$0.20 per share of common stock.

Number of shares outstanding before the Offering:	As of December 15, 2018, we had 21,410,000 shares of our common stock issued and outstanding, and no issued and outstanding convertible securities.

Number of shares outstanding after the Offering	21,410,00 if all of the shares being offered are sold

Market for the common stock:
There is no public market for our common stock. After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application on our behalf to have our common stock quoted on the Over-the-Counter Bulletin Board. We may never be approved for trading on any exchange. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that a trading market for our stock will develop be sustained if developed

Use of Proceeds:	No proceeds to the Company.

Risk Factors:	See the “Risk Factors” beginning on page 9 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Dividend Policy:	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Summary Financial Data

The following summary financial information for the period from April 7, 2017 (date of inception) through August 31, 2018, includes statement of expenses and balance sheet data from our financial statements. The information contained in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and accompanying notes included in this prospectus.

Our financial status creates substantial doubt whether we will continue as a going concern.

Statement of Operations

	Period from Inception (April 7, 2017) To August 31, 2018	Three Months Ended August 31, 2018 (Unaudited)

Revenues	$0	0
Total expenses	$50,817	$8,175
Net loss	$(50,817)	$(8,175)

Balance Sheet Data

August 31, 2018 (Unaudited)

Total assets	$287,220
Total liabilities	$312,937
Total liabilities and stockholders’ deficit	$287,220

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our Company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

There is uncertainty regarding our ability to continue as a going concern, indicating the possibility that we may be required to curtail or discontinue our operations in the future. If we discontinue our operations, you may lose all of your investment.

We have an accumulated deficit of $50,817 as of August 31, 2018, and have completed only the preliminary stages of our business plan. We anticipate incurring additional losses before realizing any revenues and will depend on additional financing in order to meet our continuing obligations and ultimately, to attain profitability. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, or curtail or discontinue our operations. If this happens, you could lose all or part of your investment.

We are in an early stage of development. If we are not able to develop our business as anticipated, we may not be able to generate revenues or achieve profitability and you may lose your investment.

We were incorporated on April 7, 2017. We are in an early stage of development and have not earned any revenues to date. Our business prospects are difficult to predict because of our limited operating history, early stage of development, and unproven business strategy. As at August 31, 2018, we have incurred accumulated net losses of $50,817. We expect to continue to incur operating losses for the foreseeable future, and such losses may be substantial. Given our history of operating losses, we cannot assure you that we will be able to achieve or maintain operating profitability on an annual or quarterly basis or at all. If we are unable to execute our business plan as anticipated, we may not be able to generate revenues or achieve profitability and you may lose your investment.

We expect to suffer losses in the immediate future that may cause us to curtail or discontinue our operations.

We expect to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated with the development of our business operations, generally. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will almost certainly fail.

We have limited sales and marketing experience, which increases the risk that our business will fail.

Our officers, who will be responsible for marketing, have only nominal sales and marketing experience. There can be no assurance that our efforts will be successful. Further, if our initial efforts to create a market are not successful, there can be no assurance that we will be able to attract and retain qualified individuals with marketing and sales expertise to attract customer. Our future success will depend, among other factors, upon whether our products and services can be sold at a profitable price and the extent to which consumers acquire, adopt, and continue to use them.

We may not be able to execute our business plan or stay in business without additional funding.

Our ability to generate future operating revenues depends in part on whether we can obtain the financing necessary to implement our business plan. We will likely require additional financing through the issuance of debt and/or equity in order to establish profitable operations, and such financing may not be forthcoming. As widely reported, the global and domestic financial markets have been extremely volatile in recent months. If such conditions and constraints continue or if there is no investor appetite to finance our specific business, we may not be able to acquire additional financing through credit markets or equity markets. Even if additional financing is available, it may not be available on terms favorable to us. At this time, we have not identified or secured sources of additional financing. Our failure to secure additional financing when it becomes required will have an adverse effect on our ability to remain in business.

If our estimates related to future expenditures are erroneous or inaccurate, our business will fail and you could lose your entire investment.

Our success is dependent in part upon the accuracy of our management’s estimates of our future cost expenditures for legal and accounting services (including those we expect to incur as a publicly reporting company), for research and development, construction, marketing, and for administrative expenses over the next twelve (12) months. If such estimates are erroneous or inaccurate, or if we encounter unforeseen costs, we may not be able to carry out our business plan, which could result in the failure of our business and the loss of your entire investment.

Our auditor has raised substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

Our ability to become a profitable operating company is dependent upon our ability to generate revenues and/or obtain financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support our cost structure has raised substantial doubts about our ability to continue as a going concern. We plan to attempt to raise additional equity capital by selling shares, if necessary, through one or more private placement or public offerings. However, the doubts raised, relating to our ability to continue as a going concern, may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

We are a small company with limited resources relative to our competitors and we may not be able to compete effectively.

Our competitors have longer operating histories, greater resources and name recognition, and a larger base of customers than we have. As a result, these competitors will have greater credibility with our potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion, and sale of their services than we may be able to devote to our services. Therefore, we may not be able to compete effectively and our business may fail.

The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our website and sell our services.

The development of our business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers, Joachim Haas, our Chief Executive Officer, President and Director, and Thomas Hoeder our Chief Financial Officer, who are developing our business, and on our ability to identify and retain competent consultants and employees with the skills required to execute our business objectives. The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our website and sell our services, which could adversely affect our financial results and impair our growth.

Our Chief Executive Officer and Chief Financial Officer have conflicts of interest in that they have other time commitments that will prevent them from devoting full-time to our operations, which may affect our operations.

Because our Chief Executive Officer, Joachim Haas, and our Chief Financial Officer, Thomas Hoeder, only devote approximately fifty percent (50%) of their full working time to operation and management of us, the implementation of our business plans may be impeded. Mr. Haas and Mr. Hoeder have limited time in which to devote to our operations, which may slow our operations and may reduce our financial results and as a result, we may not be able to continue with our operations. Additionally, if Mr. Haas and Mr. Hoeder became unable to handle their daily duties of the Chief Executive Officer and Chief Financial Officer on their own, we may not be able to hire additional qualified personnel to replace them in a timely manner. If this event should occur, we may not be able to reach profitability, which might result in the loss of some or all of your investment in our common stock.

Risks related to our US operations.

Part of our strategy involves drilling in existing or emerging shale plays using available drilling and completion techniques. The results of our planned exploratory and development drilling in these plays are subject to drilling and completion technique risks and drilling results may not meet our expectations for reserves or production. As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful. Our current working capital, together with cash generated from anticipated production, may not be sufficient to support all planned exploration and development opportunities, our debt service obligation and our other contractual obligations.

We may not be able to successfully drill wells that produce oil or natural gas in commercially viable quantities. We cannot assure you that each well we drill will produce commercial quantities of oil and natural gas. The total cost of drilling, completing and operating a well is uncertain before drilling commences. Overruns in budgeted expenditures are a common risk that can make a particular project uneconomical. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling each well whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Our use of seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil. Further, many factors may curtail, delay or cancel drilling, including the following:

● delays and restrictions imposed by or resulting from compliance with regulatory requirements;
● changes in laws and regulations applicable to oil and natural gas activities;
● hazards resulting from unusual or unexpected geological or environmental conditions;
● shortages of or delays in obtaining equipment and qualified personnel;
● equipment failures or accidents;
● adverse weather conditions;
● reductions in oil and natural gas prices;
● land title problems;
● lack of available gathering facilities or delays in construction of gathering facilities;
● unanticipated transportation costs and delays; and
● limitations in the market for oil and natural gas.

Any of these risks can cause substantial losses, and some may entail personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. The occurrence of any of these events could negatively affect our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities.

We may not adhere to our proposed drilling schedule.

Our final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:

● the availability and costs of drilling and service equipment and crews;

● economic and industry conditions;
● prevailing and anticipated prices for oil and gas;
● the availability of sufficient capital resources;
● the results of our exploitation efforts; and
● our ability to obtain permits for drilling locations.

We have historically incurred losses and cannot assure investors as to future profitability.

The actual quantities and present value of our proved reserves may be lower than we have estimated. In addition, the present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves. Properties that we have acquired and that we may acquire in the future may not produce oil or natural gas as projected, and we may be unable to successfully determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses

Our business involves numerous operating hazards and exposure to significant weather and climate risks. We have not insured and cannot fully insure against all risks related to our operations, which could result in substantial claims for which we are underinsured or uninsured.

We have not insured and cannot fully insure against all risks and have not attempted to insure fully against risks where the cost of available coverage is excessive relative to the perceived risks presented. In addition, certain pollution and environmental risks generally are not insurable. Our exploration, drilling and other activities are subject to risks such as:

● adverse weather conditions, natural disasters and other environmental disturbances;
● fires and explosions;
● environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
● abnormally pressured formations;
● mechanical failures of drilling equipment;
● personal injuries and death, including insufficient worker compensation coverage for third-party contractors who provide drilling services; and
● acts of terrorism.

In particular, our operations in Alabama and Kentucky are conducted in areas subject to extreme weather conditions and often in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow and wet conditions. Unusually severe weather could further curtail these operations, including drilling of new wells or production from existing wells, and depending on the severity of the weather, could have a material adverse effect on our business, financial condition and results of operations. In addition, weather conditions and other events could temporarily impair our ability to transport our oil and natural gas production.

We do not carry business interruption insurance coverage. Losses and liabilities arising from uninsured and underinsured events, which could arise from even one catastrophic accident, could reduce the funds available for our exploration, development and production activities and could materially and adversely affect our business, results of operations and financial condition.

Our interests are held in the form of leases that we may be unable to retain and the title to our properties may be defective.

Our properties are held under leases and working interests in leases. If we or the holder of a lease fails to meet the specific requirements of the lease regarding delay rental payments, continuous production or development, or similar terms, portions of the lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each lease will be met. The termination or expiration of our leases or the working interests relating to leases may reduce our opportunity to exploit a given prospect for oil and natural gas production and thus have a material adverse effect on our business, results of operation and financial condition.

It is our practice in acquiring interests in oil and natural gas leases not to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who actually do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest. We believe that this practice is widely followed in the oil and natural gas industry.

Prior to drilling a well for oil and natural gas, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to hire a lawyer to examine the title to the unit within which the proposed oil and natural gas well is to be drilled. Frequently, as a result of such examination, curative work must be done to correct deficiencies in the marketability of the title. The work entails expense and might include obtaining an affidavit of heirship or causing an estate to be administered. The examination made by the title lawyers may reveal that the oil and natural gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and natural gas lease or leases may be lost.

Our significant inventory of undeveloped acreage and large percentage of undeveloped proved reserves may create additional economic risk.

Our success is largely dependent upon our ability to develop our significant inventory of future drilling locations, undeveloped acreage and undeveloped reserves. To the extent our drilling results are not as successful as we anticipate, natural gas and oil prices decline, or sufficient funds are not available to drill these locations and reserves, we may not capture the expected or projected value of these properties. In addition, delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce the value of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic.

We may be subject to risks in connection with acquisitions, and the integration of significant acquisitions may be difficult.

We periodically evaluate potential acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of producing properties requires an assessment of several factors, including:

● recoverable reserves;
● future oil and natural gas prices and their appropriate differentials;
● development and operating costs
● potential environmental and other liabilities; and
● our ability to obtain external financing to fund the purchase price.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the properties acquired in our recent acquisitions, we are entitled to only limited indemnification for environmental liabilities.

Significant acquisitions and other strategic transactions may involve other risks, including:

● diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;
● challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;
● challenge of attracting and retaining personnel associated with acquired operations; and

● failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

The process of integrating operations, including those acquired in our recent acquisitions, could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We may have difficulty managing our growth and the related demands on our resources.

We are experiencing significant growth through the expansion of our drilling program, through recent acquisitions and our further businesses.

Our growth will place a significant strain on our financial, technical, operational and administrative resources. We may experience difficulties in finding and retaining additional qualified personnel. In an effort to meet the demands of our planned activities, we may be required to supplement our staff with contract and consulting personnel until we are able to hire new employees. In addition, our management may not be able to successfully or efficiently manage our growth. As a result, we may be unable to fully execute our growth plans, including acquiring or integrating new businesses, all of which could have a material adverse effect on our growth and results of operations.

We are subject to financing and interest rate exposure risks.

Our future success depends on our ability to access capital markets and obtain financing on reasonable terms. Our ability to access financial markets and obtain financing on commercially reasonable terms in the future is dependent on a number of factors, many of which we cannot control, including changes in:

● our credit rating;
● interest rates;
● the structured and commercial financial markets;
● market perceptions of us and the oil and natural gas exploration and production industry; and
● tax burdens due to new tax laws.

Any amounts due under our credit facility will bear interest at a variable rate. Any increases in our interest rates, or our inability to access the debt or equity markets on reasonable terms, could have an adverse impact on our financial condition, results of operations and growth prospects.

Oil and gas prices and markets are subject to volatility.

Oil and natural gas prices are volatile. A substantial or extended decline in oil prices, an expansion in the differential between market prices and the price we receive and, to a lesser extent, a decrease in natural gas prices, could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Historically, the markets for natural gas and oil have been volatile and they are likely to continue to be volatile. As with most other companies involved in resource exploration and development, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sales of oil or natural gas. Our focus on exploration activities therefore exposes us to greater risks than are generally encountered in later-stage oil and natural gas property development companies.

The economic success of any drilling project will depend on numerous factors, including:

● our ability to drill, complete and operate wells;
● our ability to estimate the volumes of recoverable reserves relating to individual projects;
● rates of future production;
● future commodity prices received; and

● investment and operating costs and possible environmental liabilities.

Wide fluctuations in natural gas and oil prices may result from relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and other factors that are beyond our control. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices a producer may expect and its level of production depend on numerous factors beyond its control, such as:

● worldwide and domestic supplies of natural gas and oil;
● weather conditions;
● the level of consumer demand;
● the price and availability of alternative fuels;
● technological advances affecting energy consumption;
● the proximity and capacity of natural gas pipelines and other transportation facilities;
● the price and level of foreign imports;
● domestic and foreign governmental regulations and taxes;
● the nature and extent of regulation relating to carbon dioxide and other greenhouse gas emissions;
● the actions of the Organization of Petroleum Exporting Countries;
● political instability or armed conflict in oil-producing regions; and
● overall domestic and global economic conditions.

Volatile oil and natural gas prices make it difficult to estimate the value of producing properties in an acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects. Lower oil and natural gas prices may not only decrease revenues on a per unit basis, but also may reduce the amount of oil and natural gas that can be economically produced. Lower prices will also negatively affect the value of proved reserves.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for oil and, to a lesser extent, natural gas that we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. A reduction in oil and gas prices may result in a decrease in the borrowing base or maximum credit available to us under our credit facility. In addition, we may need to record asset carrying value write-downs if prices fall. Any substantial or extended decline in the prices of or demand for oil would have a material adverse effect on our financial condition and results of operations and could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Conducting operations in the oil and natural gas industry subjects us to complex laws and regulations that can have a material adverse effect on the cost, manner and feasibility of doing business.

Companies that explore for and develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state, local and tribal laws and regulations, including complex tax and environmental laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state, local and tribal agencies and authorities. Our ability to obtain, sustain and renew these permits on acceptable terms and without unfavourable restrictions or conditions is subject to a change in regulations and policies and to the discretion of the applicable governmental agencies or authorities, among other factors. Our inability to obtain, or our loss of or denial of extensions of, any of these permits could limit our ability to conduct our operations as planned. In addition, we may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

● water discharge and disposal permits for drilling operations;
● drilling permits and bonds;
● method of drilling and casing wells;
● well stimulation processes;
● plugging and abandoning wells and reclamation and restoration of properties;
● reports concerning operations;
● air quality, noise levels and related permits;

● location and spacing of wells;
● rights-of-way and easements;
● unitization and pooling of properties;
● gathering, storage, transportation and marketing of oil and natural gas;
● habitat and endangered species protection;
● reclamation and remediation, and environmental protection;
● safety precautions;
● taxation; and
● waste transport and disposal permits and requirements.

Failure to comply with these laws may result in the suspension or termination of operations and subject us to liabilities and administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our business, financial condition and results of operations.

Developments in the global financial system may have impacts on our liquidity and financial condition that we currently cannot predict.

Global financial markets may have a material adverse impact on our business and our financial condition, and we may face challenges if conditions in the financial markets are inadequate to finance our activities at a reasonable cost of capital. There continues to be concerns over the worldwide economic outlook, geopolitical issues, the availability and costs of credit and the sovereign debt crisis have contributed to increased volatility in the global financial markets and commodity prices and diminished expectations for the global economy. We are unable to predict the duration or severity of the current economic situation or its impact on our business. As a result, our ability to access the capital markets or borrow money may be restricted or made more expensive at a time when we would like, or need, to raise capital, which could have an adverse impact on our flexibility to react to changing economic and business conditions and on our ability to fund our operations and capital expenditures in the future. The economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us, and on the liquidity of our operating partners, resulting in delays in operations or their failure to make required payments. Also, market conditions could have an impact on our natural gas and oil derivatives transactions if our counterparties are unable to perform their obligations or seek bankruptcy protection. Additionally, developments in the global financial system could lead to further reductions in the demand for natural gas and oil, or further reductions in the prices of natural gas and oil, or both, which could have a negative impact on our financial position, results of operations and cash flows. While the ultimate outcome and impact of the current financial situation cannot be predicted, it may have a material adverse effect on our future liquidity, results of operations and financial condition.

Our operations are subject to environmental, health and safety, and historic preservation laws and regulations that may expose us to significant costs and liabilities.

Our oil and natural gas exploration and production operations are subject to stringent and complex federal, state, local and tribal laws and regulations governing health and safety aspects of our operations, the discharge of materials into the environment or otherwise relating to environmental protection, and historic preservation. These laws and regulations include, but are not limited to, the Clean Water Act, as amended by the Oil Pollution Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Safe Drinking Water Act, the Endangered Species Act, the Migratory Bird Treaty Act, the Bald and Golden Eagle Protection Act, the National Environmental Policy Act, the Occupational Safety and Health Act, the National Historic Preservation Act, the Native American Graves Protection and Repatriation Act, Archaeological Resources Protection Act, and the Paleontological Resources Preservation Act, and their state counterparts and similar statutes, which provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements.

These laws and regulations may impose numerous obligations on us and our operations including by requiring us to obtain permits before conducting drilling or underground injection activities; restricting the types, quantities and concentration of materials that we can release into the environment; limiting or prohibiting drilling activities on certain lands lying within wilderness, wetlands and other protected areas, on lands containing protected species, or on lands containing historic, cultural, archeological or paleontological sites; subjecting us to specific health and safety requirements addressing worker protection; imposing substantial liabilities on us for pollution resulting from our operations; and requiring us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, and their interpretation and enforcement of these laws, regulations and permits have tended to become more stringent over time. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory, remedial or monitoring obligations; and the issuance of injunctions limiting or prohibiting some or all of our operations.

There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations because of our handling of petroleum hydrocarbons and wastes; air emissions and wastewater discharges related to our operations; our ownership, lease or operation of real property, including acquired properties; and historical industry operations and waste disposal practices.

Under certain environmental laws and regulations, we could be subject to strict, joint and several liability for the removal or remediation of contamination at properties we currently own, lease or operate or have owned, leased or operated in the past. These laws often impose liability even if the owner, lessee or operator was not responsible for the contamination, or the contamination resulted from actions taken in compliance with all applicable laws in effect at the time. Private parties, including the owners of properties upon which our wells are drilled and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may bring claims against us for property damage or personal injury, including as a result of exposure to hazardous materials, or to enforce compliance with, or seek damages under, applicable environmental laws and regulations. In addition, the risk of accidental spills or releases could expose us to significant liabilities that could have a material adverse effect on our financial condition or results of operations.

Changes in environmental laws and regulations occur frequently, and such changes could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance.

Changes in tax laws may impair our results of operations.

The administration’s proposed budget includes numerous proposed tax changes. Among the changes contained in the budget proposal is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. These changes include, but are not limited to

(i) the repeal of the percentage depletion allowance for oil and gas properties,
(ii) the elimination of current deductions for intangible drilling and development costs,
(iii) the elimination of the deduction for certain U.S. production activities,
(iv) the repeal of the exception to the passive loss exception limitation to the limitation for working interests in oil and gas properties, and
(v) an extension increase of the amortization period for certain geological and geophysical expenditures, and
(vi) the establishment of certain new fees.

The Close Big Oil Tax Loopholes Act, which was introduced in the U.S. Senate in May 2011, includes many of the same proposals but is limited to taxpayers with annual gross revenues in excess of $100.0 million. It is not possible at this time to predict how legislation or new regulations that may be adopted to address these proposals would impact our business, but any such future laws and regulations could adversely affect the amount of our taxable income or loss.

Possible regulation related to global warming and climate change could have an adverse effect on our operations and demand for oil and gas.

Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that require reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a by-product of the burning of oil, natural gas and refined petroleum products, are considered greenhouse gases. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs or have begun considering adopting greenhouse gas regulatory programs. At the federal level, Congress has considered legislation that could establish a cap and trade system for restricting greenhouse gas emissions in the United States. The ultimate outcome of this federal legislative initiative remains uncertain.

In addition to pending climate legislation, the EPA has issued greenhouse gas monitoring and reporting regulations. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding served as a first step to issuing regulations that require permits for and reductions in greenhouse gas emissions for certain facilities. Moreover, the EPA has begun regulating greenhouse gas emission from certain facilities pursuant to the Prevention of Significant Deterioration and Title V provisions of the Clean Air Act. In the courts, several decisions have been issued that may increase the risk of claims being filed by government entities and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property. Any existing or future laws or regulations that restrict or reduce emissions of greenhouse gases could require us to incur increased operating and compliance costs. In addition, such laws and regulations may adversely affect demand for the fossil fuels we produce, including by increasing the cost of combusting fossil fuels and by creating incentives for the use of alternative fuels and energy.

The oil and natural gas industry is subject to significant competition, which may adversely affect our ability to compete.

Our operations and properties are subject to extensive and changing federal, state, tribal and local laws and regulations relating to protection of the environment, wildlife protection, historic preservation and health and safety. The recent trend in environmental legislation and regulation is generally toward stricter standards, and we expect that this trend will continue.

Among other things, these laws and regulations:

●
require the acquisition of permits or other authorizations before construction, drilling and certain other activities;
●
require environmental reviews and assessments of proposed actions prior to the issuance of permits or the granting of governmental approvals;
●
limit or prohibit construction, drilling and other activities on specified lands within wilderness and other protected areas; and
●
impose substantial liabilities for pollution resulting from our operations.

The various environmental permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. We believe that we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general. The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our business operations are subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

The Comprehensive Environmental, Response, Compensation, and Liability Act, or CERCLA, and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.

The Federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for non-compliance, as well as requirements for corrective act ions. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum-related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on drilling and production sites long after operations on such sites have been completed.

Other statutes relating to the storage and handling of pollutants include the Oil Pollution Act of 1990, or OPA, which requires certain owners and operators of facilities that store or otherwise handle oil to prepare and implement spill response plans relating to the potential discharge of oil into surface waters. The OPA, contains numerous requirements relating to prevention of, reporting of, and response to oil spills into waters of the United States. State laws mandate oil cleanup programs with respect to contaminated soil. A failure to comply with OPA’s requirements or inadequate cooperation during a spill response action may subject a responsible party to civil or criminal enforcement actions.

The Endangered Species Act, or ESA, seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, or destroy or modify the critical habitat of such species. Under the ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. The ESA has been used to prevent or delay drilling activities and provides for criminal penalties for willful violations of its provisions.

Other statutes that provide protection to animal and plant species and that may apply to our operations include, without limitation, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act, and the Bald and Golden Eagle Protection Act. Although we believe that our operations are in substantial compliance with these statutes, any change in these statutes or any reclassification of a species as threatened or endangered or re-determination of the extent of “critical habit” could subject us to significant expenses to modify our operations or could force us to discontinue some operations altogether.

The National Environmental Policy Act, or NEPA, requires a thorough review of the environmental impacts of “major federal actions” and a determination of whether proposed actions on federal and certain Indian lands would result in “significant impact” on the environment. For purposes of NEPA, “major federal action” can be something as basic as issuance of a required permit. For oil and gas operations on federal and certain Indian lands or requiring federal permits, NEPA review can increase the time for obtaining approval and impose additional regulatory burdens on the natural gas and oil industry, thereby increasing our costs of doing business and our profitability.

The Clean Water Act, or CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (EPA) or an analogous state agency. The CWA regulates storm water run-off from oil and natural gas facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations.

The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges for oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act, or SDWA, and the Underground Injection Control (UIC) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal well. Violation of these regulations and/or contamination of groundwater by oil and natural gas drilling, production, and related operations may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Our operations employ hydraulic fracturing techniques to stimulate natural gas production from unconventional geological formations, which entails the injection of pressurized fracturing fluids into a well bore. The federal Energy Policy Act of 2005 amended the SDWA to exclude hydraulic fracturing from the definition of “underground injection” under certain circumstances. However, the repeal of this exclusion has been advocated by certain advocacy organizations and others in the public. Legislation to amend the SDWA to repeal this exemption and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, has been introduced in the current session of Congress.

The U.S. Department of the Interior has announced that it will consider regulations relating to the use of hydraulic fracturing techniques on public lands and disclosure of fracturing fluid constituents. In addition, some states and localities have adopted, and others are considering adopting, regulations or ordinances that could restrict hydraulic fracturing in certain circumstances, or that would impose higher taxes, fees or royalties on natural gas production. If new federal or state laws or regulations that significantly restrict hydraulic fracturing are adopted, such legal requirements could result in delays, eliminate certain drilling and injection activities, make it more difficult or costly for us to perform fracturing and increase our costs of compliance and doing business. It is also possible that our drilling and injection operations could adversely affect the environment, which could result in a requirement to perform investigations or clean-ups or in the incurrence of other unexpected material costs or liabilities.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including oil and gas operations. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, more stringent regulations governing emissions of air pollutants, including greenhouse gases such as methane (a component of natural gas) and carbon dioxide are being developed by the federal government, and may increase the costs of compliance for some facilities or the cost of transportation or processing of produced oil and natural gas which may affect our operating costs. Legislation targeting air emissions from hydraulic fracturing activities has been introduced in the current session of Congress and if passed may increase our costs of compliance and doing business. In addition, the EPA has promulgated more stringent regulations governing emissions of toxic air pollutants from sources in the oil and gas industry, and these regulations may increase the costs of compliance for some facilities.

Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production.

Many state governments have enacted legislation directed at controlling greenhouse gas emissions, and future state and federal legislation and regulation could impose additional restrictions or requirements in connection with our operations and favor use of alternative energy sources, which could increase operating costs and demand for oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, as amended (OSHA), and comparable state laws, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens.

We are subject to federal and state laws and regulations relating to preservation and protection of historical and cultural resources. Such laws include the National Historic Preservation Act, the Native American Graves Protection and Repatriation Act, Archaeological Resources Protection Act, and the Paleontological Resources Preservation Act, and their state counterparts and similar statutes, which require certain assessments and mitigation activities if historical or cultural resources are impacted by our activities and provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements.

We do not believe that our environmental, health and safety risks are materially different from those of comparable companies in the United States in the oil and natural gas industry. Nevertheless, there can be no assurance that such environmental, health and safety laws and regulations will not result in a curtailment of production or material increase in the cost of production, development or exploration or otherwise adversely affect our capital expenditures, financial condition and results of operations.

We have acquired, and may in the future acquire, interests in properties that have been operated in the past by others and may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired properties. We have not incurred, and do not currently anticipate incurring, any material capital expenditures for environmental control facilities.

Risks Relating to Our Common Stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop or be sustained after this Offering. After the effective date of the registration statement of which this prospectus is a part, we intend to identify a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the Over-the-Counter Bulletin Board. We must satisfy certain criteria in order for our application to be accepted. We may never be approved for trading on any exchange. We do not currently have a market maker willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board or a public market for our common stock may not materialize if it becomes quoted.

If our securities are not eligible for initial or continued quotation on the Over-the-Counter Bulletin Board or if a public trading market does not develop, purchasers of the common stock in this Offering may have difficulty selling or be unable to sell their securities should they desire to do so, rendering their shares effectively worthless and resulting in a complete loss of their investment.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a reporting company and will not be subject to the proxy statement requirements, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this Offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission once this registration statement is declared effective. Once this registration statement is declared effective, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on August 31, 2018. If we do not file a registration statement on Form 8-A, we will continue as a reporting company and will not be subject to the proxy statement requirements of the 1934 Act, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Because we will be subject to “penny stock” rules once our shares are quoted on the Over-the-Counter Bulletin Board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer to deliver to its customers a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market prior to carrying out a transaction in a penny stock not otherwise exempt from the rules,. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold pursuant to this Offering, you may not be able to resell the shares in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

Our Company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is highly concentrated. Through ownership of shares of our common stock, three shareholders, Yuen May Cheung, Wai Hau Cheung, and Joachim Haas, who is also our Chief Executive Officer and Director, beneficially owns approximately 98% of our total outstanding shares of common stock before this Offering. As a result of the concentrated ownership of the stock, Mr. Cheung, who owns 15,000,000 shares of our common stock, acting alone, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our Company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock. Moreover, such concentration of our common stock in Ms. Cheung could create potential or actual conflicts of interests detrimental to our stockholders and have a negative impact on our ability to maintain effective internal controls.

If quoted, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the Over-the-Counter Bulletin Board following this Offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

●  variations in quarterly operating results;

●  our announcements of significant contracts and achievement of milestones;

●  our relationships with other companies or capital commitments;

●  additions or departures of key personnel;

●  sales of common stock or termination of stock transfer restrictions;

●  changes in financial estimates by securities analysts, if any; and

●  fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

The stock market has experienced extreme price and volume fluctuations and if we face a class action suit due to the volatility of the price of our common stock, regardless of the outcome, such litigation may have an adverse impact on our financial condition and business operations.

The market price of the securities offered herein, if any, may decline below the initial public offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

Because we do not intend to pay any dividends on our common stock; holders of our common stock must rely on stock appreciation for any return on their investment.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

Any future additional issuances of our common stock may result in immediate dilution to existing shareholders.

We are authorized to issue up to 75,000,000 shares of common stock, of which 21,410,000 shares are issued and outstanding as of the date of this prospectus. Our Board of Directors has the authority, without the consent of any of our stockholders, to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges attached to such shares. The sale of our common stock pursuant to this prospectus, and any future additional issuances of our common stock will result in immediate dilution to our existing shareholders’ interests, which may have a dilutive impact on our existing shareholders, and could negatively affect the value of your shares.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements; others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ, are those that address the board of Directors independence, audit committee oversight, and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these corporate governance measures, and since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees, may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs, on assumptions made by us, or upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 34 and the section entitled “Description of Our Business” beginning on page 15, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

USE OF PROCEEDS

The Company will receive no proceeds from this offering by the selling shareholders.

DILUTION

As this is a selling shareholders offering there is no dilution in the price of the stock as a result of this registration.

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price of $0.20 per share was determined by us arbitrarily. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Company at this initial stage of our development. This price bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

See “Plan of Distribution” for additional information.

DIVIDEND POLICY

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain any earnings to develop and market our services. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

MARKET FOR OUR COMMON STOCK

Market Information

There is no established public market for our common stock.

After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, to have our common stock quoted on the Over-the-Counter Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker who is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a public market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

We have issued 21,410,000 shares of our common stock since our inception on April 7, 2017. There are no outstanding options, warrants, or other securities that are convertible into shares of common stock.

Holders

There were 44 holders of record of our common stock as of December 15, 2018.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

DESCRIPTION OF OUR BUSINESS

Overview

Company Summary

Northwest Oil & Gas Trading Company, Inc. (“NWOG”, the “Company” “we” or “us”) is a development stage company. We were incorporated under the laws of the state of Nevada on April 7, 2017. We are in the business of oil and gas exploration. On December 21, 2017, we formalized an agreement whereby we were assigned partial interest in two (2) operating oil and gas leases in Warren County, Kentucky. Two additional leases were assigned to us on April 24, 2018. Our fiscal year end is May 31. The leases cover a total of nine (9) wells.

We are a development stage company that has generated no revenues and has had limited operations to date. At August 31, 2018, the Company has not yet recorded any revenues, has a working capital deficit of $309,752, and has an accumulated deficit of $50,817. As of August 31, 2018, we had $3,185 in current assets and current liabilities of $312,937. Through August 31, 2018, we have issued an aggregate of 21,410,000 shares of our common stock since our inception. We issued 21,000,000 shares of our common stock to three (3) founding shareholders for services in connection with the formation and organization of the Company. We issued a total of 410,000 shares of our common stock to forty-one (41) separate foreign shareholders on March 31, 2017, pursuant to a private placement of our common stock exempt from registration under Regulation S of the Securities Act of 1933, for total proceeds of approximately $4,100. Except for acquisition of the four (4) leases described above, since our inception we have not made any significant purchase or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations.

 Business Overview

 NWOG currently holds ownership in the following nine (9) wells:

●
Hardcastle 1 Well
7% Overriding Royalty Interest
25% Working Interest
10% Net Revenue Interest

●
Whittaker 1 and 2 wells
5% Overriding Royalty Interest
100% Working Interest
60% Net Revenue Interest

●
Daviess Wells 1 and 2
71% Working Interest
51% Net Revenue Interest

●
Ennis 4 wells
71% Working Interest
51% Net Revenue Interest

This wells are operated by Magna Bures Oil, LLC.

Our plan is to develop the above mentioned oil wells within the next twelve (12) months and to increase the oil production by enhancement procedures. Further to start a drilling program to drill ten (10) new wells within the coming twenty-four months.

The following chart provides an overview of our budgeted expenditures by significant area of activity over the next twelve (12) months as well over the next twenty-four (24) months, assuming we are able to attract sufficient debt or equity financing. There can be no assurance that we will be able to attract financing and we may be required to scale back operations accordingly.

	Month 1-3	Month 4-6	Month 7-9	Month 10-12	Total

Expenditures
Payroll	$0	$3,000	$6,000	$6,000	$15,000
Travel	$2,500	$5,000	$2,500	$2,500	$12,500
Accounting	$3,000	$3,000	$3,000	$3,000	$12,000
Legal	$8,000	$4,000	$2,000	$2,000	$16,000
Auditing	$3,000	$3,000	$3,000	$3,000	$12,000
Oil Field
Operator	$1,500	$1,500	$1,500	$1,500	$6,000
Maintenance	$3,000	$3,000	$3,000	$3,000	$12,000
Work over	$10,000	$10,000	$0	$0	$20,000
New drilling	$0	$0	$200,000	$200,000	$400,000
Marketing
Promotion	$9,000	$6,000	$3,000	$3,000	$21,000
Investor Relations	$6,000	$6,000	$6,000	$6,000	$24,000

Sum	$46,000	$44,500	$230,000	$230,000	$550,500

Earnings
Sale of oil
Hardcastle	$0	$1,500	$1,500	$1,500	$4,500
Whittaker	$1,800	$5,400	$10,000	$12,500	$29,700
Daviess	$1,500	$4,500	$9,000	$9,000	$24,000
Ennies	$4,500	$16,800	$16,800	$16,800	$54,900
New well 1			$12,000	$18,000	$30,000
New well 2			$12,000	$18,000	$30,000
New well 3				$12,000	$12,000
New well 4				$12,000	$12,000
New well 5
New well 6
New well 7
New well 8
New well 9
New well 10

Sum	$7,800	$28,200	$61,300	$99,800	$143,100

	Month 13-15	Month 16-18	Month 19-21	Month 22-24	Total

Expenditures
Payroll	$6,000	$6,000	$9,000	$9,000	$30,000
Travel	$2,500	$2,500	$2,500	$2,500	$10,000
Accounting	$3,000	$3,000	$3,000	$3,000	$12,000
Legal	$2,000	$2,000	$2,000	$2,000	$8,000
Auditing	$3,000	$3,000	$3,000	$3,000	$12,000
Oil Field
Operator	$1,500	$1,500	$1,500	$1,500	$6,000
Maintenance	$3,000	$3,000	$3,000	$3,000	$12,000
Work over	$10,000	$0	$0	$0	$10,000
New drilling	$225,000	$225,000	$0	$0	$450,000
Marketing
Promotion	$3,000	$3,000	$3,000	$3,000	$12,000
Investor Relations	$6,000	$6,000	$6,000	$6,000	$24,000

Sum	$265,000	$255,000	$33,000	$33,000	$586,000

Earnings
Sale of oil
Hardcastle	$1,500	$1,500	$1,500	$1,500	$6,000
Whittaker	$12,500	$12,500	$12,500	$12,500	$50,000
Daviess	$9,000	$9,000	$9,000	$9,000	$36,000
Ennies	$16,800	$16,800	$16,800	$16,800	$67,200
New well 1	$18,000	$18,000	$18,000	$18,000	$72,000
New well 2	$18,000	$18,000	$18,000	$18,000	$72,000
New well 3	$18,000	$18,000	$18,000	$18,000	$72,000
New well 4	$18,000	$18,000	$18,000	$18,000	$72,000
New well 5	$12,000	$18,000	$18,000	$18,000	$66,000
New well 6	$12,000	$18,000	$18,000	$18,000	$66,000
New well 7	$12,000	$18,000	$18.000	$18,000	$66,000
New well 8		$12,000	$18,000	$18,000	$48,000
New well 9		$12,000	$18,000	$18,000	$48,000
New well 10		$12,000	$18,000	$18,000	$48,000

Sum	$147,800	$201,800	$219,800	$219,800	$789,200

Property and Facilities

We do not own or lease any real property or facilities. Our Chief Executive Officer provides office space for the Company in Malsch, Germany at no cost to the Company.

Dependence on One or a Few Major Customers

We do not anticipate dependence on one or a few major customers for at least the next twelve (12) months or the foreseeable future.

Environmental Regulations

Our operations and properties are subject to extensive and changing federal, state, tribal and local laws and regulations relating to protection of the environment, wildlife protection, historic preservation and health and safety. The recent trend in environmental legislation and regulation is generally toward stricter standards, and we expect that this trend will continue. Among other things, these laws and regulations:

●
require the acquisition of permits or other authorizations before construction, drilling and certain other activities;
●
require environmental reviews and assessments of proposed actions prior to the issuance of permits or the granting of governmental approvals;
●
limit or prohibit construction, drilling and other activities on specified lands within wilderness and other protected areas; and
●
impose substantial liabilities for pollution resulting from our operations.

The various environmental permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. We believe that we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general. The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our business operations are subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

The Comprehensive Environmental, Response, Compensation, and Liability Act, or CERCLA, and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.

The Federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for non-compliance, as well as requirements for corrective act ions. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum-related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on drilling and production sites long after operations on such sites have been completed.

Other statutes relating to the storage and handling of pollutants include the Oil Pollution Act of 1990, or OPA, which requires certain owners and operators of facilities that store or otherwise handle oil to prepare and implement spill response plans relating to the potential discharge of oil into surface waters. The OPA, contains numerous requirements relating to prevention of, reporting of, and response to oil spills into waters of the United States. State laws mandate oil cleanup programs with respect to contaminated soil. A failure to comply with OPA’s requirements or inadequate cooperation during a spill response action may subject a responsible party to civil or criminal enforcement actions.

The Endangered Species Act, or ESA, seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, or destroy or modify the critical habitat of such species. Under the ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. The ESA has been used to prevent or delay drilling activities and provides for criminal penalties for willful violations of its provisions.

Other statutes that provide protection to animal and plant species and that may apply to our operations include, without limitation, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act, and the Bald and Golden Eagle Protection Act. Although we believe that our operations are in substantial compliance with these statutes, any change in these statutes or any reclassification of a species as threatened or endangered or re-determination of the extent of “critical habit” could subject us to significant expenses to modify our operations or could force us to discontinue some operations altogether.

The National Environmental Policy Act, or NEPA, requires a thorough review of the environmental impacts of “major federal actions” and a determination of whether proposed actions on federal and certain Indian lands would result in “significant impact” on the environment. For purposes of NEPA, “major federal action” can be something as basic as issuance of a required permit. For oil and gas operations on federal and certain Indian lands or requiring federal permits, NEPA review can increase the time for obtaining approval and impose additional regulatory burdens on the natural gas and oil industry, thereby increasing our costs of doing business and our profitability.

The Clean Water Act, or CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (EPA) or an analogous state agency. The CWA regulates storm water run-off from oil and natural gas facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations.

The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges for oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act, or SDWA, and the Underground Injection Control (UIC) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal well. Violation of these regulations and/or contamination of groundwater by oil and natural gas drilling, production, and related operations may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Our operations employ hydraulic fracturing techniques to stimulate natural gas production from unconventional geological formations, which entails the injection of pressurized fracturing fluids into a well bore. The federal Energy Policy Act of 2005 amended the SDWA to exclude hydraulic fracturing from the definition of “underground injection” under certain circumstances. However, the repeal of this exclusion has been advocated by certain advocacy organizations and others in the public. Legislation to amend the SDWA to repeal this exemption and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, has been introduced in the current session of Congress.

The U.S. Department of the Interior has announced that it will consider regulations relating to the use of hydraulic fracturing techniques on public lands and disclosure of fracturing fluid constituents. In addition, some states and localities have adopted, and others are considering adopting, regulations or ordinances that could restrict hydraulic fracturing in certain circumstances, or that would impose higher taxes, fees or royalties on natural gas production. If new federal or state laws or regulations that significantly restrict hydraulic fracturing are adopted, such legal requirements could result in delays, eliminate certain drilling and injection activities, make it more difficult or costly for us to perform fracturing and increase our costs of compliance and doing business. It is also possible that our drilling and injection operations could adversely affect the environment, which could result in a requirement to perform investigations or clean-ups or in the incurrence of other unexpected material costs or liabilities.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including oil and gas operations. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, more stringent regulations governing emissions of air pollutants, including greenhouse gases such as methane (a component of natural gas) and carbon dioxide are being developed by the federal government, and may increase the costs of compliance for some facilities or the cost of transportation or processing of produced oil and natural gas which may affect our operating costs. Legislation targeting air emissions from hydraulic fracturing activities has been introduced in the current session of Congress and if passed may increase our costs of compliance and doing business. In addition, the EPA has promulgated more stringent regulations governing emissions of toxic air pollutants from sources in the oil and gas industry, and these regulations may increase the costs of compliance for some facilities.

Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production.

Many state governments have enacted legislation directed at controlling greenhouse gas emissions, and future state and federal legislation and regulation could impose additional restrictions or requirements in connection with our operations and favor use of alternative energy sources, which could increase operating costs and demand for oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, as amended (OSHA), and comparable state laws, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens.

We are subject to federal and state laws and regulations relating to preservation and protection of historical and cultural resources. Such laws include the National Historic Preservation Act, the Native American Graves Protection and Repatriation Act, Archaeological Resources Protection Act, and the Paleontological Resources Preservation Act, and their state counterparts and similar statutes, which require certain assessments and mitigation activities if historical or cultural resources are impacted by our activities and provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements.

We do not believe that our environmental, health and safety risks are materially different from those of comparable companies in the United States in the oil and natural gas industry. Nevertheless, there can be no assurance that such environmental, health and safety laws and regulations will not result in a curtailment of production or material increase in the cost of production, development or exploration or otherwise adversely affect our capital expenditures, financial condition and results of operations.

We have acquired, and may in the future acquire, interests in properties that have been operated in the past by others and may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired properties. We have not incurred, and do not currently anticipate incurring, any material capital expenditures for environmental control facilities.

Patents, Trademarks and Licenses

We currently do not have any patents or trademarks; and we are not party to any license, franchise, concession, or royalty agreements or any labor contracts.

Legal Proceedings

As of the date of this prospectus, we know of no material pending legal proceedings to which we are a party or of which any of our property is the subject. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Employees

Our only employees are our two (2) executive officers.

MANAGEMENT

The name, age and position of each of our directors and executive officers are as follows:

Name	Age	Position

Joachim Haas	57	Chief Executive Officer, President and Director
Thomas Hoeder	46	Chief Financial Officer
Michael Ende	73	Director

Joachim Haas, Age 57, Chief Executive Officer, President and Director

Joachim Haas is our Chief Executive Officer, President and Director and has served in in such capacities since our inception in April 7, 2017. Since 2007 until the present, Mr. Haas has served as an officer and director of Northwest Oil & Gas Trading Company, Inc., a Delaware corporation. From 2007 until 2010, Mr. Haas served as Project Manager of Worldwide Energies, Inc. From 2006 until the present, Mr. Haas has served as a Director of Northwest Oil & Gas Ltd. (UK). Mr. Haas received a BS Degree in Business Economics from Baden-Württemberg Cooperative State University, Karlsruhe, Germany. Mr. Haas does not, and has not served as an officer or director of any other company required to file reports with the Securities and Exchange Commission.

Thomas Hoeder, Age 46, Chief Financial Officer

Thomas Hoeder is our Chief Financial Officer and has served in that capacity since May 1, 2018. From 2016 until the present, Mr. Hoeder was Managing Partner Isarwinkel Bauservice GmbH, Bad Toelz, a general construction contractor in Germany. From 2011 until the present, Mr. Hoeder was Managing Partner of Deutsche Sachwert Immobilien GmbH, Bad Toelz, a real estate company. Mr. Hoeder received a BS Degree from TU-Bergakademie Freiberg, Technical University, Freiberg in business Economist for Mining. Mr. Hoeder does not, and has not served as an officer or director of any other company required to file reports with the Securities and Exchange Commission.

Michael Ende, Age 73, Director

Michael Ende is our Director and has served in that capacity since May 1, 2018. Michael Ende is a visionary and Artist. He did projects in low tech and high tech, He is a graduate of ORT School of Delicate Mechanic. From 1966 to 1967 Mr. Ende worked for the UGA with VIP and in 1967 went to the school of minerals until the beginning of 1970. Thereafter he became the technical and production manager of the school. In 1970 Mr. Ende helped to open the first plant for Emeralds, Rubies, and Sapphires cutting and polishing. In 1970, he built a small plant for cutting precious and semi-precious stones. The same year he started to create Art in metals, Gold, Silver and Brass. In 1988 Michael Ende was chosen by the Israeli Bonds as the Artist of the country for the 40 Years Anniversary of the State of Israel. The same year he won the first prize in Basel designing wrist watch symbolizes Israel 40th anniversary. In 1991 during the Gulf War, Mr. Ende developed the named brand T-TIE and came with the T-Shirt with tie printing on the shirts with deferent design and create new fashion including colorful watches two of the design he win prices. "Time for Peace" and "Holding Hands for Peace" the company still designing until today. In 1992 he developed with Sano Chemicals Israel Co. and manufactured the green product "Michael Ende Multimetal Polish". In 1997, he founded Atlantium Ltd. for water disinfection using laser pulse UV light. In 2005, Mr. Ende sponsored and researched, together with Dr. Alex Serginko, energy fields. Mr. Ende and Dr. Alex Serginko jointed together in 2004 to develop the theory of separating Hydrogen from water by using Dr. Serginko’s theory in producing Alumina and Hydrogen. After years of research and testing in September 2009 proved the theory. In 2010, Mr. Ende founded SRE Smart Refineries Enterprise LTD and H-Force Hydrogen Force Co. Mr. Ende does not, and has not served as an officer or director of any other company required to file reports with the Securities and Exchange Commission.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of no less than 1, but not more than 9 directors. Each director serves until his successor is elected and qualified.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee “financial expert.” As such, our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a) (15) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), even though such definitions do not currently apply to us because we are not listed on NASDAQ. We have determined that none of our directors currently meet the definition of “independent” as within the meaning of such rules as a result of their current positions as our executive officers.

Significant Employees

We have no significant employees other than the executive officers/directors described above.

Family Relationships

There are no familial relationships between our officers and directors.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Section 16(a) Beneficial Ownership Reporting Compliance

16(a) of the Securities Exchange Act of 1934 requires the Company directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of our common stock. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company intends to ensure to the best of our ability that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners are complied with in a timely fashion.

EXECUTIVE COMPENSATION

We have not paid since our inception, nor do we owe, any compensation to our executive officers or directors. There are no arrangements or employment agreements with our executive officer or directors pursuant to which they will be compensated now or in the future for any services provided as an executive officer, and we do not anticipate entering into any such arrangements or agreements with them in the foreseeable future.

Outstanding Equity Awards

We do not currently have a stock option plan or any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants of stock options or other equity incentive awards have been made to any executive officer or any director since our inception; accordingly, none were outstanding at May 31, 2018, and through the date of this Registration Statement.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are currently no employments or other contracts or arrangements with our executive officers. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As at August 31, 2018, the Company owes $25,000 to the President and Chief Executive Officer (“CEO”) of the Company, which is non-interest bearing, unsecured, and due on demand.

As at August 31, 2018, the Company owes $270,887 to a company controlled by the President and CEO of the Company, which is non-interest bearing, unsecured, and due on demand.

As at August 31, 2018, the Company owed $7,225 to the former President and CEO of the Company, which is non-interest bearing, unsecured, and due on demand.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 15, 2018 for:

●  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
●  each of our executive officers;
●  each of our directors; and
●  all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address for each person listed in the table is c/o Northwest Oil & Gas Trading Company, Inc.

The percentage ownership information shown in the table below is calculated based on 21,410,000 shares of our common stock issued and outstanding as of December 15, 2018. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Title of Class of Beneficial Ownership	Name of Beneficial Owner	Amount and Nature	Percentage of Class
Common Stock	Joachim Haas, Chief Executive Officer, President and Director	1,010,000 (D)	4.67%
Common Stock	Hau Wai Cheung	15,000,000 (D)	70.06%
Common Stock	Yuan May Cheung	5,000,000 (D)	23.35%
Common Stock	Michael Ende, Director	10,000 (I) (1)	*

All officers and directors as a group		21,020,000	98.13%

*Less than .001%
(1) Mr. Ende indirectly owns 10,000 shares as the controlling shareholder of T-Tie, Ltd.

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

We do not have any issued and outstanding securities that are convertible into common stock. None of our stockholders are entitled to registration rights.

PLAN OF DISTRIBUTION

There Is No Current Market for Our Shares of Common Stock

There is currently no market for our shares of common stock. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange or quotation medium. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, to have our common stock quoted on the Over-the-Counter Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker who is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a public market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

The Over-the-Counter Bulletin Board is maintained by the Financial Industry Regulatory Authority, Inc. The securities traded on the Over-the-Counter Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the Over-the-Counter Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on brokers-dealers who make a market in a "penny stock." A penny stock generally includes equity securities (other than securities registered on some national securities exchanges) that have a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

By Selling Stockholders

We are registering shares of our common stock on behalf of the selling shareholders. The selling shareholders will offer and sell the shares of our common stock to which this prospectus relates for their own accounts. We will not receive any proceeds from the sale of those shares. We will pay all fees and expenses in connection with the registration of those shares. Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration will be paid by the selling shareholders.

The selling shareholders may sell some or all of their shares of our common stock registered hereby at a fixed price of $0.20 per share. Prior to those prices being quoted on the OTCBB, the selling shareholders may sell their shares of our common stock registered hereby in private transactions to other individuals. Although our common stock is not listed on a public exchange, we intend to apply for participation on the OTCBB concurrently with the filing of this registration statement. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling shareholders of their shares of our common stock registered hereby must be made at the fixed price of $0.20 until the prices of our common stock are quoted on the OTCBB.

When prices for our common stock are quoted on the OTCBB, the shares of our common stock registered hereby may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of those shares may be effected in one or more of the following methods:

●  ordinary brokers transactions, which may include long or short sales;
●  transactions involving cross or block trades on any securities or market where our common stock is trading;
●  through direct sales to purchasers or sales effected through agents;
●  through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or
●  any combination of the foregoing;

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of those shares in the course of hedging the positions they assume with the selling stockholders. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of those shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling shareholders are broker-dealers or affiliates of broker dealers.

We will inform the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of those shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of those shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

Brokers, dealers, or agents participating in the distribution of those shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling shareholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements among the selling shareholders and any other shareholder, broker, dealer or agent relating to the sale or distribution of those shares.

Our affiliates and/or promoters, if any, who are offering their shares of our common stock for sale and any broker-dealers who act in connection with the sale of the shares of our common stock hereunder will be deemed to be “underwriters” of this offering within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

The selling shareholders and any purchasers of our common stock should be aware that any market that develops for our common stock will be subject to “penny stock” rules.

Insofar as indemnification for liabilities occurring pursuant to the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of the registration statement of which this prospectus is a part to sell all or a portion of his or her shares of our common stock registered hereby to a broker-dealer as principal and that broker-dealer acts as underwriter, we will file a post-effective amendment to this registration statement identifying that broker-dealer, providing the required information regarding the plan of distribution, revising disclosures in that registration statement, as required, and filing a copy of that agreement as an exhibit to that registration statement.

SELLING STOCKHOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock pursuant to a private placement exempt from registration under Section 4(2) and Regulation S of the Securities Act of 1933.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 400,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of October 15, 2015, and the number of shares of common stock covered by this prospectus.

The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

Selling Shareholders	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Offered for Sale	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned Before the Offering	Percentage of Common Stock Owned After the Offering
Gidon Marinovxky	10,000	10,000	0	*	0.00%
Shlomo Yisachar	10,000	10,000	0	*	0.00%
Ben Zvi Yishcar	10,000	10,000	0	*	0.00%
Daniel Soloman	10,000	10,000	0	*	0.00%
Rafi Eitan	10,000	10,000	0	*	0.00%
Emmanual Gadaix	10,000	10,000	0	*	0.00%
Lior Aditti	10,000	10,000	0	*	0.00%
Yigal Weinstein	10,000	10,000	0	*	0.00%
Gadi Dayan	10,000	10,000	0	*	0.00%
Idan Shuraty	10,000	10,000	0	*	0.00%
Sharon Ende	10,000	10,000	0	*	0.00%
Asher Zohar	10,000	10,000	0	*	0.00%
Doron Zohar	10,000	10,000	0	*	0.00%
Jean Baer	10,000	10,000	0	*	0.00%
Yitzhak Eldan	10,000	10,000	0	*	0.00%
Dean Soloman	10,000	10,000	0	*	0.00%
Avrham Ende	10,000	10,000	0	*	0.00%
Lina Ende (1)	10,000	10,000	0	*	0.00%
Kilman Aya	10,000	10,000	0	*	0.00%
Shmuel Yair	10,000	10,000	0	*	0.00%
Mordechai Moshkovits	10,000	10,000	0	*	0.00%
Anette Dirschnabel(2)	10,000	10,000	0	*	0.00%
Rebekka Haas	10,000	10,000	0	*	0.00%
Lai Ying Leung	10,000	10,000	0	*	0.00%
Pik Sing Chan	10,000	10,000	0	*	0.00%
Ching Fan Shuan	10,000	10,000	0	*	0.00%
Kylie Cheung	10,000	10,000	0	*	0.00%
Yuk Ying Leung	10,000	10,000	0	*	0.00%
Kwen Wing Leung	10,000	10,000	0	*	0.00%
Wing Hong Kee	10,000	10,000	0	*	0.00%
Ka Chun Kee	10,000	10,000	0	*	0.00%
Pi Nin Wang	10,000	10,000	0	*	0.00%
Ngai Fung Man	10,000	10,000	0	*	0.00%
Sun Tai Kong	10,000	10,000	0	*	0.00%
Chiu Mui Ho	10,000	10,000	0	*	0.00%
Way Szi Candy Lo	10,000	10,000	0	*	0.00%
Yan Ki Yue	10,000	10,000	0	*	0.00%
Wai Ming Lo	10,000	10,000	0	*	0.00%
Wai Han Cindy Lo	10,000	10,000	0	*	0.00%
Total	390,000	390,000	0	1.82%	0.00%

* Less than 0.1%

(1) Linda Ende is the spouse of our Director, Michael Ende

(2) Anette Dirschnabel is the spouse of our Chief Executive Officer, President and Director, Joachim Haas

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share.

The holders of our common stock:

●  Have equal rateable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

●  Are entitled to share rateably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

●  Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

●  Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or pari passu , each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, every stockholder who is present in person or by proxy and entitled to vote has one vote, and on a poll every stockholder has one vote for each share of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, our officers and directors are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management.”

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

As of December 15, 2018, there were 21,410,000 shares of our common stock issued and outstanding.

Preferred Stock

We are not authorized to issue any preferred stock.

Options, Warrants and Rights

There are no outstanding options, warrants, or similar rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Transfer Agent

The transfer agent and registrar for our common stock is Sedona Equity Registrar & Transfer, Inc., 12601 N. Cave Creek Road, Suite 118, Phoenix, AZ 85022. The transfer agent is responsible for all record-keeping and administrative functions in connection with our issued and outstanding common stock.

SHARES ELIGIBLE FOR FUTURE SALE

There is no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon completion of this Offering, based on our outstanding shares as of December 15, 2018, we will have outstanding an aggregate of 21,410,000 shares of common stock outstanding. Of these shares, upon effectiveness of the registration statement of which this prospectus forms a part, all shares covered hereby and sold under the Offering will be freely transferable without restriction or further registration under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding (or 214,100 shares) immediately after this Offering (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the sale), subject to the continued availability of current public information about us and compliance with certain manner of sale provisions.

Rule 144 is not available for resale of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Our address for service of process in Nevada is 4650 Wedekind Road, #2, Sparks, Nevada 89431.

LEGAL REPRESENTATION

The O’Neal Law Office, c/o William O’Neal, Esq. will pass upon the validity of the common stock offered hereby.

EXPERTS

The financial statements included in this prospectus, and in the registration statement of which this prospectus is a part, have been audited by Saturna Group Chartered Professional Accountants LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada law, contain provisions which allow us to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING ANDFINANCIAL DISCLOSURE

There have not been any changes in or disagreements with accountants on accounting, financial disclosure or any other matter.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offered by the Registrant. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and our common stock, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10am and 3pm, and on the SEC Internet site at http:\\www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Plan of Operations

Northwest Oil & Gas Trading Company, Inc. (“NWOG”, the “Company” “we” or “us”) is a development stage company. We were incorporated under the laws of the state of Nevada on April 7, 2017. We are in the business of oil exploration. On December 21, 2017, we formalized an agreement whereby we were assigned partial interest in two (2) operating oil and gas leases in Warren County, Kentucky. Two additional leases were assigned to us on April 24, 2018. Our fiscal year end is May 31. The leases cover the following nine (9) wells:

●
Hardcastle 1 Well
7% Overriding Royalty Interest
25% Working Interest
10% Net Revenue Interest

●
Whittaker 1 and 2 wells
5% Overriding Royalty Interest
100% Working Interest
60% Net Revenue Interest

●
Daviess Wells 1 and 2
71% Working Interest
51% Net Revenue Interest

●
Ennis 4 wells
71% Working Interest
51% Net Revenue Interest

This wells are operated by Magna Bures Oil, LLC.

Our plan is to develop the above mentioned oil wells within the next twelve (12) months and to increase the oil production by enhancement procedures. Further to start a drilling program to drill ten (10) new wells within the coming twenty-four (24) months.

The following chart provides an overview of our budgeted expenditures by significant area of activity over the next twelve (12) months as well over the next twenty-four (24) months, assuming we are able to attract sufficient debt or equity financing. There can be no assurance that we will be able to attract financing and we may be required to scale back operations accordingly.

	Month 1-3	Month 4-6	Month 7-9	Month 10-12	Total

Expenditures
Payroll	$0	$3,000	$6,000	$6,000	$15,000
Travel	$2,500	$5,000	$2,500	$2,500	$12,500
Accounting	$3,000	$3,000	$3,000	$3,000	$12,000
Legal	$8,000	$4,000	$2,000	$2,000	$16,000
Auditing	$3,000	$3,000	$3,000	$3,000	$12,000
Oil Field
Operator	$1,500	$1,500	$1,500	$1,500	$6,000
Maintenance	$3,000	$3,000	$3,000	$3,000	$12,000
Work over	$10,000	$10,000	$0	$0	$20,000
New drilling	$0	$0	$200,000	$200,000	$400,000
Marketing
Promotion	$9,000	$6,000	$3,000	$3,000	$21,000
Investor Relations	$6,000	$6,000	$6,000	$6,000	$24,000

Sum	$46,000	$44,500	$230,000	$230,000	$550,500

Earnings
Sale of oil
Hardcastle	$0	$1,500	$1,500	$1,500	$4,500
Whittaker	$1,800	$5,400	$10,000	$12,500	$29,700
Daviess	$1,500	$4,500	$9,000	$9,000	$24,000
Ennies	$4,500	$16,800	$16,800	$16,800	$54,900
New well 1			$12,000	$18,000	$30,000
New well 2			$12,000	$18,000	$30,000
New well 3				$12,000	$12,000
New well 4				$12,000	$12,000
New well 5
New well 6
New well 7
New well 8
New well 9
New well 10

Sum	$7,800	$28,200	$61,300	$99,800	$143,100

	Month 13-15	Month 16-18	Month 19-21	Month 22-24	Total

Expenditures
Payroll	$6,000	$6,000	$9,000	$9,000	$30,000
Travel	$2,500	$2,500	$2,500	$2,500	$10,000
Accounting	$3,000	$3,000	$3,000	$3,000	$12,000
Legal	$2,000	$2,000	$2,000	$2,000	$8,000
Auditing	$3,000	$3,000	$3,000	$3,000	$12,000
Oil Field
Operator	$1,500	$1,500	$1,500	$1,500	$6,000
Maintenance	$3,000	$3,000	$3,000	$3,000	$12,000
Work over	$10,000	$0	$0	$0	$10,000
New drilling	$225,000	$225,000	$0	$0	$450,000
Marketing
Promotion	$3,000	$3,000	$3,000	$3,000	$12,000
Investor Relations	$6,000	$6,000	$6,000	$6,000	$24,000

Sum	$265,000	$255,000	$33,000	$33,000	$586,000

Earnings
Sale of oil
Hardcastle	$1,500	$1,500	$1,500	$1,500	$6,000
Whittaker	$12,500	$12,500	$12,500	$12,500	$50,000
Daviess	$9,000	$9,000	$9,000	$9,000	$36,000
Ennies	$16,800	$16,800	$16,800	$16,800	$67,200
New well 1	$18,000	$18,000	$18,000	$18,000	$72,000
New well 2	$18,000	$18,000	$18,000	$18,000	$72,000
New well 3	$18,000	$18,000	$18,000	$18,000	$72,000
New well 4	$18,000	$18,000	$18,000	$18,000	$72,000
New well 5	$12,000	$18,000	$18,000	$18,000	$66,000
New well 6	$12,000	$18,000	$18,000	$18,000	$66,000
New well 7	$12,000	$18,000	$18,000	$18,000	$66,000
New well 8		$12,000	$18,000	$18,000	$48,000
New well 9		$12,000	$18,000	$18,000	$48,000
New well 10		$12,000	$18,000	$18,000	$48,000

Sum	$147,800	$201,800	$219,800	$219,800	$789,200

Liquidity and Results of Operations

Results for the Three months ended August 31, 2018 and August 31, 2017; and the years ended May 31, 2018 and May 31, 2017

Operating Expenses

Total operating expenses was to $8,175 for the three months ended August 31, 2018, as compared to $0 for the three months ended August 31, 2017. The Company was inactive in the comparative period..

Total operating expenses decreased to $15,267 for the year ended May 31, 2018, as compared to $27,375 for the year ended May 31, 2017. The decrease is mainly attributable to management fees incured in fiscal 2018 offset by an impairment loss on oil and gas leases recognized in fiscal 2018.

Effect of Inflation

Inflation has not had a significant impact on the Company’s operations or cash flows.

Liquidity and Capital Resources

Related Party Balances

(a) As at August 31, 2018, the Company owes $25,000 (May 31, 2018 - $25,000) to the President and Chief Executive Officer (“CEO”) of the Company, which is non-interest bearing, unsecured, and due on demand.
(b) As at August 31, 2018, the Company owes $270,887 (May 31, 2018 - $270,887) to a company controlled by the President and CEO of the Company, which is non-interest bearing, unsecured, and due on demand.
(c) As at August 31, 2018, the Company owed $7,225 (May 31, 2018 - $7,225) to the former President and CEO of the Company, which is non-interest bearing, unsecured, and due on demand.

Cash Flow Information

The Company had a working capital deficit of $309,752 at August 31, 2018. The Company had working capital deficit of $301,577 at May 31, 2018.

The Company believes it has insufficient cash resources to meet its liquidity requirements for the next twelve (12) months. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from private sources and/or debt financing.

At August 31, 2018, the Company had cash of $3,185 as compared to cash of $4,110 at May 31, 2018. This represents a slight decrease in cash of $925.

Cash provided by operating activities

The Company used $925 of cash in operating activities for the three months ended August 31, 2018 as compared to the three months ended August 31, 2017. The Company had $10 of cash provided operating activities for the year ended May 31, 2018 as compared to $6,375 of cash used in operating activities April 7, 2017 (date of incorporation) and May 31, 2017.

Non-cash investment and financing activites

During the year ended May 31, 2018 the Company acquired of oil and gas leases through the issuance of related party debt in the amount of $295,887 as follows:

Hardcastle:

On December 21, 2017, the Company acquired an 8% overriding royalty interest, 100% working interest, and 60% net revenue interest in wells located in Warren County, Kentucky from North West Oil and Gas Trading Company Inc., a related party through ownership. During the year ended May 31, 2018, the Company an impairment loss of $11,852.

Whittaker:

On April 24, 2018, the Company acquired a 7% overriding royalty interest, 25% working interest, and 10% net revenue interest in additional wells located in Warren County, Kentucky from North West Oil and Gas Trading Company Inc., a related party through common ownership.

Ennis:

On April 24, 2018, the Company acquired 51% net revenue interest at 71% working interest in four wells located in Warren County, Kentucky from NEO Oil and Gas.

Daviess:

On June 16, 2018, the Company acquired a 51% net revenue interest and 71% working interest in two wells located in the county of Daviess, Kentucky from Magna Bures Oil LLC.

Cash provided by financing activities

Financing activities for the year ended May 31, 2018 consists of proceeds of $4,100 from the issuance of common stock compared to proceeds of  $6,375 from related party advances for the period May 31, 2017.

The Company’s principal sources and uses of funds are investments from accredited investors. The Company would need to raise additional capital in order to meet its business plan. Management intends to secure additional funds using borrowing or the further sale of securities to accredited investors in the future. There is no assurance that we may secure funding, or whether it can do so on terms acceptable to us, or at all, and its liquidity would be severely compromised.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates, amongst other things, the start of oil extraction and satisfaction of liabilities in the course of business.

We anticipate that our future liquidity requirements will arise from the need to fund our growth, pay our current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from private sources and/or debt financing. There is no assurance that we may secure funding, or whether we can do so on terms acceptable to us, or at all, and our liquidity would be severely compromised.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements expressing concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosures about contingent assets and liabilities. We base these estimates and assumptions on historical experience and on various other information and assumptions that are believed to be reasonable under the circumstance. Estimates and assumptions about future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as additional information is obtained, as more experience is acquired, as our operating environment changes and as new events occur.

(a) Oil and Gas

The Company utilizes the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs associated with acquisition, exploration, and development of oil and natural gas reserves, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells into the full cost pool on a country-by-country basis. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves proved and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made, the Company assesses annually whether impairment has occurred, and includes in the amortization base drilling exploratory dry holes associated with unproved properties.

The Company applies a ceiling test to the capitalized cost in the full cost pool. The ceiling test limits such cost to the estimated present value, using a ten percent discount rate, of the future net revenue from proved reserves based on current economic and operating conditions. Specifically, the Company computes the ceiling test so that capitalized cost, less accumulated depletion and related deferred income tax, do not exceed an amount (the ceiling) equal to the sum of: The present value of estimated future net revenue computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current cost) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus the cost of property not being amortized; plus the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less income tax effects related to differences between the book and tax basis of the property. For unproven properties, the Company excludes from capitalized costs subject to depletion, all costs directly associated with the acquisition and evaluation of the unproved property until it is determined whether or not proved reserves can be assigned to the property. Until such a determination is made, the Company assesses the property at least annually to ascertain whether impairment has occurred. In assessing impairment, the Company considers factors such as historical experience and other data such as primary lease terms of the property, average holding periods of unproved property, and geographic and geologic data. The Company adds the amount of impairment assessed to the cost to be amortized subject to the ceiling test.

(b) Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation and ASC 505, Equity Based Payments to Non-Employees, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Name of Expense	Amount

Securities and Exchange Commission registration fee	$9.45
Legal, accounting fees and expenses(1)	$15,000
Edgar filing, printing and engraving fees(1)	$1500
Total	$16,509.45

(1)
Estimated.

ITEM 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Statutes and by our Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a wilful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) wilful misconduct.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

ITEM 15. Recent Sales of Unregistered Securities

We issued a total of 410,000 shares to 41 separate accredited foreign shareholders on March 31, 2018, pursuant to a private placement of our common stock exempt from registration under Regulation S of the Securities Act of 1933, for total proceeds of approximately $4,100. We issued an additional 21,000,000 shares to three founding shareholders for services rendered in connection with the formation and organization of the Company issued pursuant to a private placement of our common stock exempt from registration under Regulation S of the Securities Act of 1933 for a total value of approximately $21,000. The following table sets forth the Shareholders, Shares Purchased, Purchase Price and the Date Purchased.

Shareholder	Name	Shares Purchased	Purchase Price $	Date Purchased
			($0.01 per share)
Marinovsky	Gidon	10,000	100.00	3/31/2018
Haas	Joachim	10,000	100.00	3/31/2018
Yisachar	Shlomo	10,000	100.00	3/31/2018
Yisachar	Ben Zvi	10,000	100.00	3/31/2018
Salomon	Daniel	10,000	100.00	3/31/2018
Eitan	Rafi	10,000	100.00	3/31/2018
Gadaix	Emmanuel	10,000	100.00	3/31/2018
Arditti	Lior	10,000	100.00	3/31/2018

Weinstein	Yigal	10,000	100.00	3/31/2018
Dayan	Gadi	10,000	100.00	3/31/2018
Shuraty	Idan	10,000	100.00	3/31/2018
Ende	Sharon	10,000	100.00	3/31/2018
Zohar	Asher	10,000	100.00	3/31/2018
Zohar	Doron	10,000	100.00	3/31/2018
Baer	Jean	10,000	100.00	3/31/2018
Eldan	Yitzhak	10,000	100.00	3/31/2018
Salomon	Dean	10,000	100.00	3/31/2018
T-Tie LTD.		10,000	100.00	3/31/2018
Ende	Avrham	10,000	100.00	3/31/2018
Ende	Lina	10,000	100.00	3/31/2018
Aya	Kilman	10,000	100.00	3/31/2018
Yair	Shmuel	10,000	100.00	3/31/2018
Moshkovits	Mordechai	10,000	100.00	3/31/2018
Dirschnabel	Anette	10,000	100.00	3/31/2018
Haas	Rebekka	10,000	100.00	3/31/2018
Leung	Lai Ying	10,000	100.00	3/31/2018
Chan	Pik Sing	10,000	100.00	3/31/2018
Shuan	Ching Fan	10,000	100.00	3/31/2018
Cheung	Kylie	10,000	100.00	3/31/2018
Leung	Yuk Ying	10,000	100.00	3/31/2018
Leung	Kwen Wing	10,000	100.00	3/31/2018
Kee	Wing Hong	10,000	100.00	3/31/2018
Kee	Ka Chun	10,000	100.00	3/31/2018
Wang	Pi Nin	10,000	100.00	3/31/2018
Man	Ngai Fung	10,000	100.00	3/31/2018
Kong	Sun Tai	10,000	100.00	3/31/2018
Ho	Chiu Mui	10,000	100.00	3/31/2018
Lo	Wai Sze Candy	10,000	100.00	3/31/2018
Yue	Yan Ki	10,000	100.00	3/31/2018
Lo	Wai Ming	10,000	100.00	3/31/2018
Lo	Wai Han Cindy	10,000	100.00	3/31/2018
Cheung	Yuen May	5,000,000	Services	5/31/2017
Cheung	Hau Wai	15,000,000	Services	5/31/2017
Haas	Joachim	1,000,000	Services	5/31/2017

Total 44 shareholders		21,410,000	4,100

ITEM 16. Exhibits and Financial Statement Schedules

(a)	Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description

3.1	Articles of Incorporation of Registrant.

3.2	Bylaws of Registrant.

10.1	Davies Lease Assignment

10.2	Hardcastle Lease Assignment

10.3	Whittaker Lease Assignment

10.4	Ennis Lease Assignment

5.1	Legal Opinion and consent of O’Neal Law Office

23.1	Consent of Satuma Group Chartered Professional Accountants LLP,

Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks on December 27, 2018.

NORTHWEST OIL & GAS TRADING COMPANY, INC.

By: /s/ Joachim Haas
Name: Joachim Haas
Title: Chief Executive Officer, President and Director
(Principal executive officer)

By: /s/ Thomas Hoeder
Name: Thomas Hoeder
Title: Chief Financial Officer
(Principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Joachim Haas	December 27, 2018
Name: Joachim Haas
Chief Executive Officer, President and Director
(Principal executive officer)

/s/ Thomas Hoeder	December 27, 2018
Name: Thomas Hoeder
Chief Financial Officer
(Principal accounting officer)

/s/ Michael Ende	December 27, 2018
Name: Michael Ende
Director

NORTHWEST OIL & GAS TRADING COMPANY, INC.

Financial Statements

(Expressed in U.S. Dollars)

CONTENTS

Unaudited Condensed Consolidated Balance Sheets as of August 31, 2018 and May 31, 2018 (audited)	F-2

Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended August 31, 2018 and August 31, 2017	F-3

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended August 31, 2018 and August 31, 2017	F-4

Unaudited Notes to the Interim Financial Statements for the Period Ended August 31, 2018 and August 31, 2017	F-5 to F-7

Report of Independent Registered Public Accounting Firm	F-8

Consolidated Balance Sheets	F-9

Consolidated Statements of Operations and Comprehensive Loss	F-10

Consolidated Statements of Stockholders’ Deficit	F-11

Consolidated Statements of Cash Flows	F-12

Notes to Consolidated Financial Statements	F-13 to F-17

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Condensed balance sheets
(Expressed in US dollars)

	August 31, 2018 $	May 31, 2018 $
	(unaudited)
ASSETS

Current Assets

Cash	3,185	4,110

Total Current Assets	3,185	4,110

Non-Current Assets

Oil and gas leases (Note 5)	284,035	284,035

Total Assets	287,220	288,145

Current Liabilities

Accounts payable and accrued liabilities	9,825	2,575
Due to related parties (Note 6)	32,225	32,225
Loans payable to related parties (Note 6)	270,887	270,887

Total Current Liabilities	312,937	305,687

Nature of operations and continuance of business (Note 2)

Stockholders’ Deficit

Common stock, 75,000,000 shares authorized, $0.001 par value 21,410,000 shares issued and outstanding	21,410	21,410
Additional paid-in capital	3,690	3,690
Deficit	(50,817)	(42,642)

Total Stockholders’ Deficit	(25,717)	(17,542)

Total Liabilities and Stockholders’ Equity (Deficit)	287,220	288,145

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Condensed statements of operations and comprehensive loss
(unaudited)
(Expressed in US dollars)

	For the three months ended August 31, 2018 $	For the three months ended August 31, 2017 $

Operating expenses

Appraisal fee	1,750	–
General and administrative	275	–
Professional fees	5,500	–
Transfer agent fees	650	–

Total operating expenses	8,175	–

Net loss and comprehensive loss for the period	(8,175)	–

Loss per share, basic and diluted	–	–

Weighted average shares outstanding	21,410,000	21,000,000

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Condensed statements of cash flows
(unaudited)
(Expressed in US dollars)

	For the three months ended August 31, 2018 $	For the three months ended August 31, 2017 $

Operating activities

Net loss	(8,175)	–

Changes in non-cash working capital:
Accounts payable and accrued liabilities	7,250	–

Net cash provided by (used in) operating activities	(925)	–

Change in cash	(925)	–

Cash, beginning of period	4,110	–

Cash, end of period	3,185	–

Supplemental disclosures:

Interest paid	–	–
Income taxes paid	–	–

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Notes to the interim financial statements
For the Period Ended August 31, 2018 and 2017
(unaudited)
(Expressed in US dollars)

1.
Nature of Operations and Continuance of Business

Northwest Oil & Gas Company Inc. (the “Company”) was incorporated on April 7, 2017 in the State of Nevada, USA. The Company is in the business of oil exploration. On December 21, 2017, the Company formalized an agreement whereby it was assigned partial interest in two operating oil and gas leases in Warren county, Kentucky. Two other leases were assigned on April 24, 2018.

These condensed financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At August 31, 2018, the Company had not yet recorded any revenues, has a working capital deficit of $309,752, and has an accumulated deficit of $50,817. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.
Summary of Significant Accounting Policies

(a)
Basis of Presentation

These condensed financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in US dollars. The Company’s fiscal year-end is May 31.

(b)
Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the recoverability of mineral properties, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(c)
Interim Condensed Financial Statements

These interim condensed unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Notes to the interim financial statements
For the Period Ended August 31, 2018 and 2017
(unaudited)
(Expressed in US dollars)

2.
Summary of Significant Accounting Policies (continued)

(d)
Basic and Diluted Net Loss per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. As of September 30 and March 31, 2018, the Company had no potentially dilutive shares.

(e)
Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.
Oil and Gas Leases

	August 31, 2018 $	May 31, 2018 $

Hardcastle	43,987	43,987
Whittaker	215,048	215,048
Ennis	12,500	12,500
Daviess	12,500	12,500

	284,035	284,035

Hardcastle

On December 21, 2017, the Company acquired an 8% overriding royalty interest, 100% working interest, and 60% net revenue interest in wells located in Warren County, Kentucky from North West Oil and Gas Trading Company Inc., a related party through ownership. During the year ended May 31, 2018, the Company an impairment loss of $11,852.

Whittaker

On April 24, 2018, the Company acquired a 7% overriding royalty interest, 25% working interest, and 10% net revenue interest in additional wells located in Warren County, Kentucky from North West Oil and Gas Trading Company Inc., a related party through common ownership.

Ennis

On April 24, 2018, the Company acquired 51% net revenue interest at 71% working interest in four wells located in Warren County, Kentucky from NEO Oil and Gas.

Daviess

On June 16, 2018, the Company acquired a 51% net revenue interest and 71% working interest in two wells located in the county of Daviess, Kentucky from Magna Bures Oil LLC.

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Notes to the interim financial statements
For the Period Ended August 31, 2018 and 2017
(unaudited)
(Expressed in US dollars)

4.
Related Party Transactions

(a)
As at August 31, 2018, the Company owes $25,000 (2017 - $nil) to the President and Chief Executive Officer (“CEO”) of the Company, which is non-interest bearing, unsecured, and due on demand.

(b)
As at August 31, 2018, the Company owes $270,887 (2017 - $nil) to a company controlled by the President and CEO of the Company, which is non-interest bearing, unsecured, and due on demand.

(c)
As at August 31, 2018, the Company owed $7,225 (2017 - $nil) to the former President and CEO of the Company, which is non-interest bearing, unsecured, and due on demand.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Northwest Oil & Gas Trading Company, Inc.

Opinion on the Consolidated Financial Statements
We have audited the accompanying balance sheets of Northwest Oil & Gas Trading Company, Inc. (the “Company”) as of May 31, 2018 and 2017, and the related statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the year ended May 31, 2018 and for the period from April 7, 2017 (date of incorporation) to May 31, 2017 and related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2018 and 2017, and the results of their operations and cash flows for the year ended May 31, 2018 and for the period from April 7, 2017 (date of incorporation) to May 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficit, and has incurred significant operating losses and negative cash flows from operations since inception. As May 31, 2018, the Company has a working capital deficit of $301,577 and an accumulated deficit of $42,642. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audits, we are required to obtain an understanding of the Company’s internal controls over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Saturna Group Chartered Professional Accountants LLP

We have served as the Company’s auditor since 2017

Vancouver, Canada

November 14, 2018

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Balance sheets (Expressed in U.S. dollars)

	May 31,	May 31,
	2018	2017
	$	$

ASSETS
Current Assets
Cash	4,110	–

Total Current Assets	4,110	–
Non-Current Assets
Oil and gas leases (Note 3)	284,035	–

Total Assets	288,145	–

Current Liabilities

Accounts payable and accrued liabilities	2,575	–
Due to related parties (Note 4)	32,225	6,375
Loans payable to related parties (Note 4)	270,887	–
Total Current Liabilities	305,687	6,375

Nature of operations and continuance of business (Note 1)
Stockholders’ Deficit
Common stock, 75,000,000 shares authorized, $0.001 par value
21,410,000 (2017 – 21,000,000) shares issued and outstanding	21,410	21,000
Additional paid-in capital	3,690	–
Deficit	(42,642)	(27,375)
Total Stockholders’ Deficit	(17,542)	(6,375)
Total Liabilities and Stockholders’ Equity (Deficit)	288,145	–

NORTHWEST OIL & GAS TRADING COMPANY, INC. Statements of operations and comprehensive loss (Expressed in U.S. dollars)
	Year ended	Period from April 7, 2017 (date of incorporation) to
	May 31, 2018 $	May 31, 2017 $

Operating expenses
General and administrative	840	6,375
Impairment loss on oil and gas leases (Note 3)	11,852	–
Professional fees	2,000	–
Management fees (Note 4)	–	21,000
Transfer agent fees	575	–
Total operating expenses	15,267	27,375
Net loss for the year	(15,267)	(27,375)
Loss per share, basic and diluted	–	(0.69)
Weighted average shares outstanding	21,068,521	39,623

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Statements of stockholders’ deficit (Expressed in U.S. dollars)

	Common Stock
	Number of shares	Amount $	Additional paid-in capital $	Deficit $	Total stockholders’ equity (deficit) $
Balance, April 7, 2017 (date of incorporation)	-	-	–	–	–
Shares issued for services	21,000,000	21,000	–	–	21,000
Net loss for the period	-		–	(27,375)	(27,375)
Balance, May 31, 2017	21,000,000	21,000	–	(27,375)	(6,375)
Shares issued for cash	410,000	410	3,690	–	4,100
Net loss for the year	-	-	–	(15,267)	(15,267)
Balance, May 31, 2018	21,410,000	21,410	3,690	(42,642)	(17,542)

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Statements of cash flows (Expressed in U.S. dollars)

	Year ended May 31,	Period from April 7, 2017 (date of incorporation) to May 31,
	2018	2017
	$	$

Operating activities
Net loss	(15,267)	(27,375)
Adjustment to reconcile net loss to net cash used in operating activities:
Common stock issued for services	–	21,000
Impairment loss on oil and gas leases	11,852
Changes in non-cash working capital:
Accounts payable and accrued liabilities	2,575	–
Due to related party	850	–
Net cash provided by (used in) operating activities	10	(6,375)

Financing activities
Proceeds from issuance of common stock	4,100	–
Proceeds from related party advances	–	6,375
Net cash provided by financing activities	4,100	6,375
Change in cash	4,110	–
Cash, beginning of period	–	–
Cash, end of period	4,110	–

Non-cash investing and financing activities:
Acquisition of oil and gas leases through issuance of related party debt	295,887	–

Supplemental disclosures:
Interest paid	–	–
Income taxes paid	–	–

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Notes to the financial statements
Years Ended May 31, 2018 and 2017
(Expressed in U.S. dollars)

1.
Nature of Operations and Continuance of Business

Northwest Oil & Gas Company Inc. (the “Company”) was incorporated on April 7, 2017 in the State of Nevada, USA. The Company is in the business of oil exploration. On December 21, 2017, the Company formalized an agreement whereby it was assigned partial interest in two operating oil and gas leases in Warren county, Kentucky. Two other leases were assigned on April 24, 2018.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At May 31, 2018, the Company had not yet recorded any revenues, has a working capital deficit of $301,577, and has an accumulated deficit of $42,642. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.
Summary of Significant Accounting Policies

(a)
Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States and are expressed in U.S. dollars. The Company’s fiscal year-end is May 31.

(b)
Use of Estimates and Judgments

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to valuation of oil and gas leases, stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(c)
Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of issuance to be cash equivalents.

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Notes to the financial statements
Years Ended May 31, 2018 and 2017
(Expressed in U.S. dollars)

2.
Summary of Significant Accounting Policies (continued)

(d)
Oil and Gas Leases

The Company utilizes the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs associated with acquisition, exploration, and development of oil and natural gas reserves, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells into the full cost pool on a country-by-country basis. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves proved and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made, the Company assesses annually whether impairment has occurred, and includes in the amortization base drilling exploratory dry holes associated with unproved properties.

The Company applies a ceiling test to the capitalized cost in the full cost pool. The ceiling test limits such cost to the estimated present value, using a ten percent discount rate, of the future net revenue from proved reserves based on current economic and operating conditions. Specifically, the Company computes the ceiling test so that capitalized cost, less accumulated depletion and related deferred income tax, do not exceed an amount (the ceiling) equal to the sum of: The present value of estimated future net revenue computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current cost) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus the cost of property not being amortized; plus the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less income tax effects related to differences between the book and tax basis of the property. For unproven properties, the Company excludes from capitalized costs subject to depletion, all costs directly associated with the acquisition and evaluation of the unproved property until it is determined whether or not proved reserves can be assigned to the property. Until such a determination is made, the Company assesses the property at least annually to ascertain whether impairment has occurred. In assessing impairment, the Company considers factors such as historical experience and other data such as primary lease terms of the property, average holding periods of unproved property, and geographic and geologic data. The Company adds the amount of impairment assessed to the cost to be amortized subject to the ceiling test.

(e)
Financial Instruments and Fair Value Measurements

The Company measures and discloses the estimated fair value of financial assets and liabilities using the fair value hierarchy prescribed by ASC 820, “Fair Value Measurements and Disclosures”. The fair value hierarchy has three levels, which are based on reliable available inputs of observable data. The hierarchy requires the use of observable market data when available. The three-level hierarchy is defined as follows:

Level 1 – quoted prices for identical instruments in active markets.

Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which p

Level 3 – fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Notes to the financial statements
Years Ended May 31, 2018 and 2017
(Expressed in U.S. dollars)

2.
Summary of Significant Accounting Policies (continued)

(e)
Financial Instruments and Fair Value Measurements (continued)

Financial instruments consist principally of cash, accounts payable and accrued liabilities, and amounts due to related parties. Pursuant to ASC 820, the fair value of cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(f)
Revenue Recognition

The Company derives revenues from the sale of oil and gas. In accordance with ASC 605, “Revenue Recognition”, revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.

Management assesses the business environment, customers’ financial condition, historical collection experience, accounts receivable aging, and customer disputes to determine whether collectability is reasonably assured. If collectability is not considered reasonably assured at the time of sale, the Company does not recognize revenue until collection occurs.

(g)
Loss Per Share

The Company computes loss per share in accordance with ASC 260, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing the loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if- converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

(h)
Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is believed more likely than not to be realized.

(i)
Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at May 31, 2018 and 2017, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

(j)
Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation and ASC 505, Equity Based Payments to Non-Employees, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Notes to the financial statements
Years Ended May 31, 2018 and 2017
(Expressed in U.S. dollars)

2.
Summary of Significant Accounting Policies (continued)

(j)
Stock-based Compensation (continued)

ASC 718 requires company to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option pricing model as its method of determining fair value. This model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These subjective variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviours. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

(k)
Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.
Oil and Gas Leases

	May 31, 2018 $	May 31, 2017 $
Hardcastle	43,987	–
Whittaker	215,048	–
Ennis	12,500	–
Daviess	12,500	–
	284,035	–

Hardcastle

On December 21, 2017, the Company acquired an 8% overriding royalty interest, 100% working interest, and 60% net revenue interest in wells located in Warren County, Kentucky from North West Oil and Gas Trading Company Inc., a related party through ownership. During the year ended May 31, 2018, the Company an impairment loss of $11,852.

Whittaker

On April 24, 2018, the Company acquired a 7% overriding royalty interest, 25% working interest, and 10% net revenue interest in additional wells located in Warren County, Kentucky from North West Oil and Gas Trading Company Inc., a related party through common ownership.

Ennis

On April 24, 2018, the Company acquired 51% net revenue interest at 71% working interest in four wells located in Warren County, Kentucky from NEO Oil and Gas.

Daviess

On April 1, 2018, the Company acquired a 51% net revenue interest and 71% working interest in two wells located in the county of Daviess, Kentucky from Magna Bures Oil LLC.

NORTHWEST OIL & GAS TRADING COMPANY, INC.
Notes to the financial statements
Years Ended May 31, 2018 and 2017
(Expressed in U.S. dollars)

4.
Related Party Transactions

(a)
As at May 31, 2018, the Company owes $25,000 (2017 - $nil) to the President and Chief Executive Officer (“CEO”) of the Company, which is non-interest bearing, unsecured, and due on demand. During the year ended May 31, 2018, the Company incurred management fees of $nil (2017 - $1,000) to the President and CEO of the Company. Refer to Note 5(a).

(b)
As at May 31, 2018, the Company owes $270,887 (2017 - $nil) to a company controlled by the President and CEO of the Company, which is non-interest bearing, unsecured, and due on demand.

(c)
As at May 31, 2018, the Company owed $7,225 (2017 - $6,375) to the former President and CEO of the Company, which is non-interest bearing, unsecured, and due on demand.

(d)
During the year ended May 31, 2018, the Company incurred management fees of $nil (2017 - $20,000) to the former Chief Financial Officer of the Company. Refer to Note 5(a).

5.
Share Capital

(a)
On April 7, 2017, the Company issued 21,000,000 shares of common stock at $0.001 per share for management services with a fair value of $21,000.

(b)
On March 31, 2018, the Company issued 410,000 shares of common stock at $0.01 per share for proceeds of $4,100.

6.
Income Taxes

The Company has $42,642 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2037. The income tax benefit differs from the amount computed by applying the US federal income tax rate of 34% in 2017 and 21% in 2018 to net loss before income taxes. As at May 31, 2018, the Company had no uncertain tax positions.

	May 31, 2018 $	May 31, 2017 $
Net loss before taxes	15,267	27,375
Statutory rate	28.6%	34%
Computed expected tax recovery	4,364	9,308
Tax effect of:
Change in enacted tax rates	(4,717)	–
Change in valuation allowance	353	(9,308)
Income tax provision	–	–

The significant components of deferred income tax assets and liabilities as at May 31, 2018 and 2017, after applying enacted corporate income tax rates are as follows:

	2018 $	2017 $
Non-capital losses carried forward	8,955	9,308
Valuation allowance	(8,955)	(9,308)
Net deferred income tax assets	–	–